UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

•, 2009

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of AMN Healthcare Services, Inc. (the “Company” or “AMN”) at 5001 Statesman Drive, Irving, TX ,75063 on •, 2009, at 10:00 a.m Central Standard Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an equity exchange program, under which eligible AMN employees, excluding our executive officers and directors, would be able to exchange certain options and stock appreciation rights for a lesser number of replacement restricted stock units on the terms described in the enclosed proxy statement, and to discuss any other business matters properly brought before the Special Meeting.

The formal notice of the Special Meeting, the proxy statement and the proxy card are enclosed. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Special Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Special Meeting.

Thank you for your ongoing support of and continued interest in AMN.

Very truly yours,

Susan R. Nowakowski

Chief Executive Officer & President

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO

BE HELD ON •, 2009 AT 10:00 A.M. CST

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the “Special Meeting”) of AMN Healthcare Services, Inc. (the “Company”) will be held at 5001 Statesman Drive, Irving, TX, 75063 on •, 2009 at 10:00 a.m. Central Standard Time or at any subsequent time which may be necessary by any adjournment or postponement of the Special Meeting, for the following purposes:

(1)	To approve an equity exchange program for our eligible employees, excluding our executive officers and directors; and

(2)	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Details regarding the terms of the equity exchange program are set forth in this proxy statement. The Board of Directors has fixed the close of business on October 23, 2009 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Special Meeting. Accordingly, it is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on •, 2009

The proxy statement is available under “•” at www.amnhealthcare.com/investors.

•, 2009:	By Order of the Board of Directors,

Denise L. Jackson
Senior Vice President, General Counsel and Secretary
San Diego, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO

COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

PROXY STATEMENT

for Special Meeting of Stockholders

to be held on •, 2009

General

This proxy statement and proxy card, which are first being mailed to the stockholders of AMN Healthcare Services, Inc. (the “Company,” “AMN,” “we,” “our” or “us”) on or about •, 2009, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of AMN (the “Board”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on •, 2009 at 10:00 a.m. Central Standard Time, or at any subsequent time which may be necessary by any adjournment or postponement of the Special Meeting. The Special Meeting is to be held at 5001 Statesman Drive, Irving, TX, 75063.

Proxies in proper form received by the time of the Special Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will vote as recommended by the Board FOR the proposal to approve the equity exchange program; and, in their discretion upon such other business as may properly come before the Special Meeting. Business transacted at the Special Meeting is confined to the purposes stated in the Notice of Special Meeting.

Shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), cannot be voted at the Special Meeting unless the holder is present in person or represented by proxy.

Voting Securities

The Board, in accordance with the Amended and Restated By-laws of the Company (the “Bylaws”), has fixed the close of business on October 23, 2009 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponement thereof. At the close of business on the Record Date, the outstanding number of voting securities of the Company was • shares of Common Stock. Shares of the Company’s Common Stock cannot be voted at the Special Meeting unless the holder is present in person or represented by proxy.

For each share held as of the Record Date, each holder of Common Stock is entitled to one vote. Cumulative voting is not applicable. If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote.

Under the Bylaws, the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote thereon is required for the approval of the equity exchange program, except as otherwise provided by applicable law or pursuant to any regulation applicable to the Company or its securities. Under the rules of the New York Stock Exchange (the “NYSE”), approval of the proposal to implement the equity exchange program requires the approval by a majority of the votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote thereon. Abstentions will have the same effect as “no” votes on the equity exchange program. In addition, as described below, in accordance with the NYSE rules, broker non-votes will have no effect on the outcome of approval of the equity exchange program.

Under the NYSE’s rules, the approval of the equity exchange program is considered “non-discretionary.” That means that your broker does not have the discretion to vote your shares without your direction. If brokers vote these shares absent client instructions, the vote will be recorded as a broker non-vote. Proxies in proper form received by the time of the Special Meeting will be voted as specified.

Appraisal and Dissenters’ Rights

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposal being voted upon.

Revocability of Proxies

A stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not alone constitute the revocation of a proxy.

THE PROPOSAL:

APPROVE AN EQUITY EXCHANGE PROGRAM

Overview

On October 15, 2009, the Board approved, upon recommendation of the Compensation and Stock Plan Committee (“Compensation Committee”) and subject to stockholder approval, an equity exchange program (the “Equity Exchange”). The proposed Equity Exchange would allow our employees, excluding our executive officers and directors (the “Eligible Employees”), to exchange (i) certain stock options granted under the AMN Healthcare Services, Inc. Stock Option Plan (the “Option Plan”) with exercise prices greater than or equal to $14.50 per share and that were granted under the Option Plan before September 30, 2005 (the “Eligible Options”), and (ii) certain stock appreciation rights granted under the AMN Healthcare Equity Plan, as amended and restated (the “Equity Plan”), with exercise prices greater than or equal to $14.50 per share and that were granted under the Equity Plan before September 30, 2008 (the “Eligible SARs” and, together with the Eligible Options, the “Eligible Awards”), in each case for a reduced number of restricted stock units (the “Replacement RSUs”) to be granted under the Equity Plan. The Replacement RSUs are based on the fair value of the cancelled Eligible Awards they replace as determined using the lattice valuation model; we may incur some incremental compensation expense as a result of approximations used in this determination due to the grouping of Eligible Awards with similar exercise prices together and the stock price at the time of the exchange.

Under the NYSE rules, stockholder approval is required in order for the Equity Exchange to be implemented. If approved by the stockholders, the date of grant for the Replacement RSUs is expected to be the closing of the Equity Exchange, which is anticipated to occur no later than December 31, 2009. If stockholder approval of this proposal is not obtained, we will not be able to implement the Equity Exchange.

All surrendered Eligible Awards will be cancelled upon completion of the Equity Exchange. Up to 900,000 of the shares underlying the surrendered Eligible Options and Eligible SARs granted under the Equity Plan will automatically return to the pool of shares available for grant under the Equity Plan.

Reasons for the Equity Exchange

Historically, we have granted equity awards to our employees as an incentive to attract and retain a highly qualified management team. We use a combination of cash and equity to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of short and long term compensation dependent on Company performance. We believe this structure provides the right balance of risk and reward as the equity program does not encourage unnecessary or excessive risk that threatens the long term value of the Company. We grant equity awards to incentivize management to have a longer term perspective in supporting our growth strategy and to meet our financial objectives on a sustained basis. We believe that management’s success in executing the growth strategy and consistently meeting our financial objectives will provide longer-term returns to our stockholders.

Like most professional staffing firms, our stock price has experienced significant decline. This decline is a result of a large number of global economic factors, including the highest levels of unemployment in the past 25 years. The reduction in demand that we have experienced for our services as a result of the general economic decline and high unemployment is not unique to the Company and has been felt across the industry based on the reports from our public competitors. For our clients, the economic conditions have severely constricted budgets and access to operating capital, lowered permanent staff attrition rates, reduced current and anticipated insurance reimbursement levels, and increased uncertainty regarding future patient admission levels and the collectability of receivables. These factors have, in turn, reduced demand for our services as healthcare organizations have placed an increased reliance on permanent labor to meet staffing needs both generally and on an incremental basis by reducing hours, shifts and/or assignments available and increased their efforts to conduct their own internal recruitment efforts.

These broad market and industry factors have contributed to and may continue to contribute to the decline of the market price of our Common Stock. Consequently, many of our employees hold equity awards with exercise prices significantly higher than the current fair market value of our Common Stock. As of October 8, 2009, Eligible Employees held options to purchase approximately 734,052 shares of our Common Stock with exercise prices ranging from $9.68 per share to $22.98 per share, of which 606,400 constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 934,226 shares of our Common Stock with exercise prices ranging from $4.79 per share to $24.95 per share, of which 628,476 constituted Eligible SARs. On October 14, 2009, the closing price of our Common Stock on the NYSE was $10.75 and therefore, as of such date, all of the Eligible Awards were “out of the money” by at least 30%. We believe that these “out of the money” equity awards are no longer effective as performance and retention incentives. In addition, many of these equity awards have been “out of the money” for an extended period of time, as a result of which we have developed a significant equity award “overhang” comprised of equity awards that do not provide employees with performance incentives. To enhance long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. A meaningful equity stake in our success is a critical component of these programs as we compete for talent within the San Diego and Dallas metropolitan markets that offer a highly skilled workforce and serve as the corporate headquarters for a diversified industrial base that have been impacted to different degrees by the economic downturn . We believe the Equity Exchange will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

Alternatives Considered

When considering how to best incentivize and reward Eligible Employees who hold Eligible Awards, we also considered the following alternatives:

•

Granting additional equity awards.    We considered grants of additional equity awards at current market prices and/or restricted stock or restricted stock units in order to increase motivation and retention in light of previously granted equity awards being underwater. However, these additional grants would substantially increase our overhang and cause dilution to stockholders as our share price increases while at the same time would result in a substantial increase in share-based compensation expense.

•

Exchanging equity awards for cash.    We also considered implementing a program to exchange underwater equity awards for cash payments. However, an exchange program for cash would reduce our available cash while at the same time reducing alignment of our employees’ interests with those of our stockholders.

•

Exchanging Eligible Awards for SARs.    We also considered implementing a program to exchange underwater equity awards for new SAR grants. However, such a program would require reissuance of substantially more shares to the Eligible Employees than that required through issuance of RSUs. It was the Board’s judgment that issuance of RSUs in the exchange program would better align the motivation and risk profile of the Eligible Employees with the stockholders over the longer term.

Description of Equity Exchange

Offer to Exchange Eligible Awards.    Under the proposed Equity Exchange, Eligible Employees will be given the opportunity to exchange (i) Eligible Options with exercise prices greater than or equal to $14.50 per share and that were granted under the Option Plan before September 30, 2005, and (ii) Eligible SARs with exercise prices greater than or equal to $14.50 per share and that were granted under the Equity Plan before September 30, 2008, in each case for a reduced number of Replacement RSUs to be granted under the Equity Plan. The Replacement RSUs are based on the fair value of the cancelled Eligible Awards they replace. If approved by the stockholders, the date of grant for the Replacement RSUs is expected to be the closing of the Equity Exchange, which is anticipated to occur no later than December 31, 2009.

The Compensation Committee will determine whether and when to initiate, if at all, or terminate the Equity Exchange. Under the Equity Exchange, any Replacement RSUs will be granted under the Equity Plan and will be subject to the terms and conditions of the Equity Plan and an equity award agreement to be entered into as of the Replacement RSU grant date. The conditions and restrictions of the Replacement RSUs will include continued employment with the Company through the vesting period.

Participation in the Equity Exchange will be voluntary. An Eligible Employee may exchange one or more of its Eligible Awards for Replacement RSUs. However, an Eligible Employee cannot exchange part of any particular Eligible Award and keep the balance. Because there is no assurance that any profit realized on a Replacement RSU granted under the Equity Exchange will be greater than the profit that the Eligible Employee would have realized had he or she retained his or her Eligible Awards, there is no way for the Company to predict how many employees will participate or how many equity awards will be tendered.

Eligible Employees.    If implemented, the Equity Exchange will be open to all employees, excluding our executive officers and directors. Although we intend to offer the Equity Exchange to all or substantially all Eligible Employees, we may exclude Eligible Employees in certain non-U.S. jurisdictions from the Equity Exchange if local law or other considerations would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices. The Equity Exchange will not be available to any former employees. An Eligible Employee who tenders his or her Eligible Awards for exchange must have been continuously employed with the Company, and be an Eligible Employee on the date of the new grant in order to receive the Replacement RSUs. If a person is no longer an employee with the Company for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Equity Exchange commences, that person cannot participate in the Equity Exchange. If a person is no longer an employee with the Company for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her Eligible Awards for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the Equity Exchange. Such employee will retain his or her outstanding equity awards in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. A vote by an employee in favor of this proposal at the Special Meeting does not constitute an election to participate in the Equity Exchange.

Eligible Awards.    The Eligible Awards consist of Eligible Options with exercise prices greater than or equal to $14.50 per share and that were granted under the Option Plan before September 30, 2005, and Eligible SARs with exercise prices greater than or equal to $14.50 per share and that were granted under the Equity Plan before September 30, 2008. As of October 8, 2009, Eligible Employees held options to purchase approximately 734,052 shares of our Common Stock with exercise prices ranging from $9.68 per share to $22.98 per share, of which 606,400 constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 934,226 shares of our Common Stock with exercise prices ranging from $4.79 per share to $24.95 per share, of which 628,476 constituted Eligible SARs. The Company does not intend to offer an exchange for any option or SAR whose exercise price is below the Company’s 52 week high stock price at the time of the exchange.

Exchange Ratio.    The Replacement RSUs are based on the fair value of the cancelled Eligible Awards they replace. The exchange ratio or ratios will be established by grouping together Eligible Awards with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratio or ratios will be based on the fair value of the Eligible Awards (calculated using the lattice valuation model) within the relevant grouping. The calculation of fair value using the lattice valuation model takes into account many variables, such as the volatility of our stock price and the expected term of an option or SAR. As a result, the exchange ratio or ratios is not significantly impacted as the exercise price of the option or SAR increases. Setting the exchange ratio or ratios in this manner is intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the determination of what Eligible Awards are included in which grouping and as a result of approximations used in this determination and the stock price at the time of the exchange.

Although the exchange ratio or ratios cannot be determined now, we can provide an example if we make assumptions regarding the start date of the Equity Exchange, the range of Eligible Awards, and the fair market value of our Common Stock. As an illustrative example only, if the Equity Exchange is implemented based on our equity awards outstanding as of October 16, 2009, assuming a tender offer that commenced on October 16, 2009 and assuming that Eligible Awards include all equity grants with an exercise price above $14.50 per share, then approximately 83% of our stock options outstanding would be Eligible Options and 67% of our SARs outstanding would be Eligible SARs. Such Eligible Options would have exercise prices ranging from $14.86 per share to $22.98 per share and such Eligible SARs would have exercise prices ranging from $16.18 per share to $24.95 per share. If we further assumed that all of the Eligible Awards in our example were surrendered, we would expect to issue approximately • Replacement RSUs. This number of Replacement RSUs is determined based on the fair value of the Eligible Awards in our illustrative example calculated using the lattice valuation model, an assumed stock price volatility of •% and a stock price based on the closing price of our stock on •, 2009 of $•. Because participation in the Equity Exchange is at the discretion of each Eligible Employee, we are not able to predict the number of Eligible Awards that will be surrendered and the number of Replacement RSUs that will be granted in exchange. Moreover, the data relevant to determining the exchange ratios, the number of Eligible Awards and other variables will not be available until just before the start date of the Equity Exchange. Therefore, this example should not be presumed to represent the actual exchange ratios or impact of the Equity Exchange.

The following table sets forth approximate exchange ratios assuming the hypothetical Equity Exchange in our above example. These exchange ratios indicate the number of equity awards an Eligible Employee in a particular Eligible Award grouping would have to tender in order to receive one Replacement RSU. This table is for illustrative purposes only. The information in this table does not purport to reflect the actual exchange ratios that would be established prior to commencing the Equity Exchange and which may differ materially.

If the Exercise Price of an Eligible Award is:	The Number of Awards Eligible for Exchange Would Be:	The Exchange Ratio Would Be:
$•- $•	•	•	-to-1
$•- $•	•	•	-to-1
Greater than or equal to $•	•	•	-to-1

Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price For Each Tier	Weighted Average Remaining Life in Years For Each Tier
$•- $•	•	•	•
$•- $•	•	•	•
Greater than or equal to $•	•	•	•

Vesting of Replacement RSUs.    None of the Replacement RSUs will be vested on the date of grant. Replacement RSUs will be subject to a new one year vesting period and, to the extent the remaining period of the original vesting terms of the Eligible SARs for which they are exchanged exceeds one year, will maintain such original vesting terms. Replacement RSUs will only vest if the holder remains an employee of the Company. Replacement RSUs that are not vested at termination of employment will be forfeited. As described above, the Replacement RSUs will be completely unvested on the date of grant, regardless of whether the surrendered Eligible Awards were partially or completely vested.

Other Terms and Conditions of Replacement RSUs.    The other terms and conditions of the Replacement RSUs will be set forth in an equity award agreement to be entered into as of the Replacement RSU grant date.

Each Replacement RSU will be granted under the Equity Plan. The Replacement RSUs represent an unfunded, unsecured right to receive a share of our Common Stock in the future. One share of our Common Stock will be delivered in respect of each vested Replacement RSU shortly after vesting. Replacement RSUs have no exercise or purchase price and do not require Eligible Employees to pay any monetary consideration to receive shares of our Common Stock upon settlement (but see “U.S. Federal Income Tax Consequences” below). Other terms and conditions of the Replacement RSUs issued in the Equity Exchange will be substantially the same as those that apply generally to RSUs granted under our form of Restricted Stock Unit Agreement. The shares of our Common Stock issuable upon vesting of the Replacement RSUs will be registered on a registration statement filed with the Securities and Exchange Commission (“SEC”).

Return of Eligible Awards Surrendered.    Up to 900,000 of the shares underlying the surrendered Eligible Options and Eligible SARs granted under the Equity Plan will automatically return to the pool of shares available for grant under the Equity Plan. Assuming full participation in the Equity Exchange and assuming the example set forth under “Exchange Ratio” above, • shares of Common Stock underlying Eligible Options and • shares of Common Stock underlying Eligible SARs would be cancelled in the Equity Exchange. An aggregate of • of these shares would become subject to Replacement RSUs granted under the Equity Plan in exchange for all Eligible Awards pursuant to the Equity Exchange, and thus the net number of shares available for future grants under the Equity Plan, taking into consideration the fungible ratio, would increase by • shares.

Accounting Treatment.    Under the authoritative accounting guidance for share-based payments, the exchange of Equity Awards under the Equity Exchange is treated as a modification of the existing equity awards for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Awards, as well as the incremental compensation cost of the Replacement RSUs granted in the Equity Exchange, ratably over the vesting or service period of the Replacement RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement RSU granted to Eligible Employees in exchange for surrendered Eligible Awards, measured as of the date the Replacement RSUs are granted, over the fair value of the surrendered Eligible Awards in exchange for the Replacement RSUs, measured immediately prior to the cancellation. Since the exchange ratios will be based on the fair value of Eligible Awards surrendered being approximately equal to the fair value of the Replacement RSUs, in accordance with SFAS No. 123(R), the Company does not anticipate it will recognize any significant incremental compensation expense for financial reporting purposes as a result of the Equity Exchange; we may incur some incremental compensation expense as a result of approximations used in this determination due to the grouping of Eligible Awards with similar exercise prices together and the stock price at the time of the exchange. As would be the case with Eligible Awards, in the event that any of the Replacement RSUs are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited Replacement RSUs will not be recognized.

Implementation of the Equity Exchange.    If stockholders approve the Equity Exchange and the Compensation Committee decides to commence the Equity Exchange, Eligible Employees will be offered the opportunity to participate in the Equity Exchange under a Tender Offer Statement filed with the SEC and distributed to all Eligible Employees. Employees will be given a period of at least 20 business days in which to accept an offer to exchange Eligible Awards. For those employees who accept the offer, their Eligible Awards will be cancelled immediately upon expiration of the offer period and Replacement RSUs will be granted and equity award documents distributed promptly thereafter.

Even if the Equity Exchange is approved by stockholders, the Compensation Committee will retain the authority, in its sole discretion, to terminate or postpone the Equity Exchange, at any time prior to the closing of the Equity Exchange, or to exclude certain Eligible Employees in certain non-U.S. jurisdictions from participating in the Equity Exchange if local law or other considerations would have tax, regulatory or other implications that are inconsistent with the Company’s compensatory policies and practices. Stockholder approval of the Equity Exchange applies only to this proposal. If the Company was to implement an equity exchange in the future, the Company would once again need to seek stockholder approval.

U.S. Federal Income Tax Consequences.    Neither the grant of Replacement RSUs in exchange for Eligible Awards nor the vesting of Replacement RSUs should constitute a taxable event for Eligible Employees (or result in a deduction for us); however, Eligible Employees generally will recognize taxable compensation income equal to the fair market value of the shares delivered in respect of vested Replacement RSUs at the time of delivery of those shares. Income recognized by Eligible Employees upon share delivery will be subject to ordinary income tax and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the fair market value of such shares at the time of share delivery, but the deduction may be limited by Section 280G and/or 162(m) of the Internal Revenue Code in the case of compensation payable to certain Eligible Employees designated in those Sections. An Eligible Employee’s disposition of shares obtained in respect of vested Replacement RSUs should be treated as a long- or short-term capital gain or capital loss to the Eligible Employee (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which they are held.

Potential Modifications to Terms to Comply with Governmental Requirements.    The terms of the Equity Exchange will be described in an Offer to Exchange that the Company will file with the SEC under a Tender Offer Statement. Although the Company does not anticipate that the SEC will require it to modify the terms significantly, it is possible the Company will need to alter the terms of the Equity Exchange to comply with comments from the SEC. It is possible that the Company may also need to make modifications to the terms of the Equity Exchange to comply with local requirements, or for tax or accounting reasons.

Effect on Stockholders and New Plan Benefits

The Equity Exchange was designed to enhance long-term stockholder value and provide Eligible Employees the ability to participate economically in our future growth and success. Because the decision whether to participate in the Equity Exchange is completely voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange, or the number of Replacement RSUs that may be issued.

The information in the following table assumes that on •, 2009 all Eligible Awards are exchanged at a stock price of $• and Replacement RSUs are granted in accordance with the illustrative exchange ratios described above. The Company cannot predict how many Eligible Awards will be exchanged and what the Company’s stock price will be on the Replacement RSU grant date. As noted above, members of our Board and our executive officers are not eligible to participate in the Equity Exchange.

	Eligible Options			Eligible SARs			Total Replacement RSUs
Name and Position	Dollar Value($)		Number of Units	Dollar Value($)		Number of Units	Dollar Value($)		Number of Units
Employees as a group (excluding executive officers and directors)	$	•	•	$	•	•	$	•	•

Equity Compensation Plans

The following table sets forth information as of December 31, 2008 regarding compensation plans under which the Company’s equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding equity awards	Weighted-average exercise price of outstanding equity awards($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	3,743,365	13.39	1,505,800
Equity compensation plans not approved by security holders	—	—	—
Total	3,743,365	13.39	1,505,800

(1)	These figures include options, SARs, and RSUs, including 32,038 RSUs that have vested, but not been issued due to being deferred under the Company’s deferred compensation plan.

Vote Required and Recommendation

The Board recommends a vote “FOR” the proposal to approve the Equity Exchange. Approval of the Equity Exchange requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Special Meeting. Abstentions will have the same effect as “no” votes on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 8, 2009 regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants which are exercisable within 60 days following October 8, 2009.

Name	Number of Shares Beneficially Owned	Percent of Class
Artisan Partners Ltd Partnership(1)	3,648,540	11.18%
Barclays Global Investors, N.A.(2)	2,608,776	7.99%
Fiduciary Management, Inc.(3)	2,114,658	6.48%
Susan R. Nowakowski(4)	599,123	1.84%
David C. Dreyer(5)	268,808	*
Denise L. Jackson(6)	144,328	*
Andrew M. Stern(7)	89,845	*
Douglas D. Wheat(8)	63,387	*
R. Jeffrey Harris(9)	35,845	*
Paul E. Weaver(10	35,344	*
Ralph Henderson(11)	21,605	*
Hala G. Moddelmog(12)	8,270	*
Bary G. Bailey(13)	6,000	*
Michael M.E. Johns	—	—
All directors and executive officers as a group	1,272,555	3.90%

*	Less than 1%.

(1)

Artisan Partners Limited Partnership’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Ownership amount based on information contained in a Schedule 13G filed with the SEC on July 9, 2009; of the 3,648,540 shares beneficially owned, Artisan Partners Limited Partnership reported shared voting power as to 3,357,940 shares.

(2)

Barclays Global Investors, N.A.’s address is 400 Howard Street, San Francisco, CA 94105. Ownership amount based on information contained in a Schedule 13F filed with the SEC on August 18, 2009; of the 2,608,776 shares beneficially owned by Barclays Global Investors, NA, on behalf of certain of its direct and indirect subsidiaries, Barclays reported sole voting power as to 2,071,760 shares.

(3)

Fiduciary Management, Inc.’s address is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202. Ownership amount based on information contained in a Schedule 13F filed with the SEC on July 29, 2009; of the 2,114,658 beneficially owned, Fiduciary Management, Inc. reported sole voting power as to 2,103,358 shares.

(4)

Includes 8,300 shares owned directly by Ms. Nowakowski and equity awards for 590,823 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(5)

Represents Mr. Dreyer’s equity awards for 268,808 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above. Mr. Dreyer resigned as the Company’s Chief Financial Officer effective August 9, 2009 and acted in an advisory capacity to the Company through August 30, 2009. These equity awards will be forfeited if they are not exercised by Mr. Dreyer on or before November 30, 2009.

(6)

Includes 7,286 shares owned directly by Ms. Jackson and equity awards for 137,042 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(7)

Includes 1,500 shares owned directly by Mr. Stern and equity awards for 88,345 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(8)

Includes 20,042 shares owned directly by Mr. Wheat and equity awards for 43,345 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(9)

Includes 2,500 shares owned directly by Mr. Harris and equity awards for 33,345 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(10)

Includes 17,000 shares owned directly by Mr. Weaver and equity awards for 18,344 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(11)

Represents Mr. Henderson’s equity awards for 21,605 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(12)

Represents Ms. Moddelmog’s equity awards for 8,270 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the date set forth above.

(13)	Represents 6,000 shares owned directly by Mr. Bailey. Mr. Bailey was appointed as the Company’s Chief Financial Officer effective August 10, 2009.

OTHER MATTERS

Stockholder Proposals for the 2010 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next Annual Meeting of Stockholders. Any stockholder who desires to bring a proposal at the Company’s 2010 Annual Meeting of Stockholders without including such proposal in the Company’s proxy statement must deliver written notice thereof to the Secretary of the Company not before December 10, 2009 and not later than January 8, 2010. Stockholder proposals intended to be included in the 2009 proxy statement must be received by the Company no later than November 9, 2009 and otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

If a stockholder proposal is not properly submitted for inclusion in the 2010 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of the Company’s by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2010 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Other Business

This solicitation of proxies is made by and on behalf of the Board. The costs of the solicitation will be borne by us. The Board of Directors does not know of any other matter which will come before Special Meeting other than those described in this proxy statement. In the event that any other matters properly come up before the Special Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matters.

PROXY

AMN HEALTHCARE SERVICES, INC.

SPECIAL MEETING OF

STOCKHOLDERS TO BE

HELD ON •, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints R. Jeffrey Harris, Dr. Michael M. E. Johns, and Hala G. Moddelmog, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN Healthcare Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on •, 2009 at 10:00 a.m. Central Time at the Company’s offices located at 5001 Statesman Drive, Irving, Texas 75063 or at any adjournment or adjournments thereof, with all powers which the undersigned would possess if personally present.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

AMN HEALTHCARE SERVICES, INC.

•, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

	1.	Approval of the Company’s Equity Exchange Program:	FOR	AGAINST	ABSTAIN
			☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, proxies will vote this proxy FOR proposal 1; and, in their discretion upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder                                                                   Date:                         Signature of Stockholder                                                                   Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.